Exhibit 99.1

        FERC REJECTS REQUEST FOR ABANDONMENT RULING ON TRANSCO FACILITIES

    DALLAS, March 24 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P. (Nasdaq:
XTEX) announced today that the Federal Energy Regulatory Commission (FERC) has voted to reject the request by Crosstex and Transcontinental Gas Pipe Line Corporation (Transco) to authorize the abandonment from interstate service of certain pipeline facilities that are owned by Transco in South Texas (the South Texas Facilities). In July 2004, Crosstex announced that it entered into an agreement with Transco to purchase the South Texas Facilities for $27.4 million, conditioned upon receipt of the abandonment ruling from FERC. In light of the decision, the two companies are reviewing their alternatives and the status of their agreement.

    "We are disappointed by the decision and have certainly looked forward to the possibility of operating the South Texas Facilities. We remain committed to expanding our asset base in this key region and will continue to pursue opportunities as they arise," said Barry E. Davis, President and Chief Executive Officer. "In addition, we will continue to pursue the many opportunities for growth that we have in other key gas markets, including the recently announced North Texas pipeline project."

    About the Crosstex Energy Companies
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 80 natural gas amine treating plants. Crosstex currently provides services for over 1.9 BCF/day of natural gas.

    Crosstex Energy, Inc. (Nasdaq: XTXI) owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein, including statements regarding the company's opportunities for growth, constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.
    -0-                             03/24/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /